EXHIBIT 15




To the Board of Directors and Shareholders of Gerber Scientific, Inc.


            Re: Registration Statements on Form S-8,
                File No. 2-93695, No. 33-58668,
                No. 333-26177, No. 333-42879,
                No. 333-81447, No. 333-83463, and
                No. 333-39754

                Registration Statement on Form S-3,
                File No. 33-58670


With   respect   to  the  subject  Registration  Statements,   we
acknowledge our awareness of the use therein of our report  dated
August 16, 2000 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act, such reports are not considered a part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



/s/ KPMG LLP

KPMG LLP


Hartford, Connecticut
September 13, 2000